Exhibit 16.1

Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549	June 20, 2016

Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K dated June 16, 2016 of Novatel Wireless, Inc. and are in agreement with the statements contained in the second, third, and fourth paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP